Exhibit 12

                             UNISYS CORPORATION
       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                               ($ in millions)



                                  Nine
                                  Months
                                  Ended          Years Ended December 31
                                  Sept. 30, --------------------------------
                                  2004      2003   2002   2001   2000   1999
                                  --------  ----   ----   ----   ----   ----
Fixed charges
Interest expense                  $  51.4  $ 69.6 $ 66.5 $ 70.0 $ 79.8 $127.8
Interest capitalized during
  the period                         12.0    14.5   13.9   11.8   11.4    3.6
Amortization of debt issuance
  expenses                            2.6     3.8    2.6    2.7    3.2    4.1
Portion of rental expense
  representative of interest         41.4    55.2   53.0   53.9   42.2   46.3
                                   ------  ------ ------ ------ ------  -----
    Total Fixed Charges             107.4   143.1  136.0  138.4  136.6  181.8
                                   ------  ------ ------ ------ ------  -----
Earnings
Income (loss) from continuing
 operations before income taxes      13.9   380.5  332.8  (73.0) 348.5  751.7
Add (deduct) the following:
 Share of loss (income) of
  associated companies              ( 6.1)  (16.2)  14.2   (8.6) (20.5)   8.9
 Amortization of capitalized
  interest                            8.6    10.2    8.8    5.4    2.2     -
                                   ------  ------ ------ ------ ------  -----
    Subtotal                         16.4   374.5  355.8  (76.2) 330.2  760.6
                                   ------  ------ ------ ------ ------  -----

Fixed charges per above             107.4   143.1  136.0  138.4  136.6  181.8
Less interest capitalized during
  the period                        (12.0)  (14.5) (13.9) (11.8) (11.4)  (3.6)
                                   ------  ------ ------ ------ ------ ------
Total earnings                     $111.8  $503.1 $477.9 $ 50.4 $455.4 $938.8
                                   ======  ====== ====== ====== ====== ======

Ratio of earnings to fixed
  charges                            1.04    3.52   3.51     *    3.33   5.16
                                   ======  ====== ====== ====== ======  =====

* Earnings for the year ended December 31, 2001 were inadequate to cover fixed charges by approximately $88 million.